EXHIBIT 10.15

Deutsche Schiffsbank

TELEFAX Staloudi Shipping Corporation c/o Safety Management Overseas S.A., Voula Attn.: Mr. George Papadopoulos	Hans-Jürgen Schulte / st International Loans Direct Line +49 421 3609-255 Telefax +49 421 3609-329 hans-juergen.schulte@schiffsbank.com
Fax 0030 210 895 6900
3rd December 2007
Page(s): 1 (incl. address page)

MT “STALO”
Loan Agreement dated 29 May 2006

We refer to your today’s telephone conversation with Mr. Schulte and herewith confirm that as per your request and according to clause 2 of the Loan Agreement we agreed to have Tranche A of the Loan, i.e. CHF 29,247,000 converted into USD for value 30.11.2007 at the rate of 1 USD = 1.1135 CHF. Therefore the balance outstanding of the Loan of 30.11.2007 is as follows:

Tranche A	USD 26,265,828.47
Tranche B	USD 4,162,500.00

Interest rate for the next interest period has been confirmed separately.

Without prejudice to our rights under the Loan Agreement the Loan shall be repaid as follows:

	Tranche A	Tranche B	Total Loan
	USD	USD	USD
Balance outstanding	26,265,828.47	4,162,500	30,428,328.47
Intalment 4th–20th	687,500.00	112,500	800,000.00
Ballon	14,578,328.47	2,250,000	16,828,328.47

Following your request we further confirm:

-        to waive the requirement of the Pledged Deposit and
-        to have the margin increased from 0.55% p.a to 0.65% p.a. as of 30.11.2007.

The Loan Agreement and as far as applicable the Security Documents shall be deemed to be amended accordingly.

Please confirm by return fax.

Best regards,
Deutsche Schiffsbank
Aktiengesellschaft

Deutsche Schiffsbank Aktiengesellschaft

Domshof 17 D-28195 Bremen P.O. Box 106269 D-28062 Bremen	Telephone +49 421 3609-0 Telefax +49 421 3609-326 Telex 24 48 70 SWIFT DESBDE22	Head Offices Bremen and Hamburg Commercial Register Local Court Bremen HRB 4062 Local Court Hamburg HRB 42653 VAT Reg. No. DB153094769	Chairman of the Supervisory Board Nicholas Teller Board of Managing Directors Jürgen Bentiaga W. Ellerback Ulrich Tobias Müller